   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             (Exact name of registrant as specified in its charter)

               MARYLAND                                 84-1259577
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                Identification Number)

                  1990 STOCK OPTION PLAN OF NHP INCORPORATED
             1995 INCENTIVE STOCK OPTION PLAN OF NHP INCORPORATED
       STOCK OPTION AGREEMENT, DATED AS OF AUGUST 18, 1995, BETWEEN NHP
                     INCORPORATED AND J. RODERICK HELLER, III
                            (Full title of the plan)

                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
               (Address of principal executive offices)(Zip code)

                                TERRY CONSIDINE
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303)757-8101
                    (Name and address of agent for service)

                                 (303)757-8101
         (Telephone number, including area code, of agent for service)
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                  TITLE OF SECURITIES                        AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING
                    TO BE REGISTERED                          REGISTERED            SHARE (1)            PRICE (1)
Class A Common Stock, par value $.01 per share..........       595,324               $34 3/4            $20,687,509

                  TITLE OF SECURITIES                          AMOUNT OF
                    TO BE REGISTERED                       REGISTRATION FEE
Class A Common Stock, par value $.01 per share..........       $6,103

(1) Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices on December 4, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

    The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents, previously filed by Apartment Investment and Management Company ("AIMCO") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-13232), are incorporated herein by reference:

        (i) Annual Report on Form 10-K for the year ended December 31, 1996;

        (ii) Amendment No. 2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed March 10, 1997;

       (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 (and Amendments No. 1 and 2 thereto filed August 19, 1997 and October 6, 1997) and September 30, 1997;

        (iv) Current Reports on Form 8-K dated December 19, 1996, February 19, 1997, April 16, 1997 (and Amendments No. 1, 2 and 3 thereto filed April 30, 1997, October 6, 1997 and October 22, 1997, respectively), May
    5, 1997, June 3, 1997 (and Amendments No. 1, 2, 3, 4 and 5 thereto filed June 27, 1997, August 14, 1997, September 5, 1997, October 6, 1997 and October 22, 1997, respectively), August 26, 1997, September 19, 1997 and October 15, 1997 (and Amendment No. 1 thereto filed October 22, 1997);
    and

        (v) the description of the Class A Common Stock which is contained in a Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

    All documents subsequently filed by AIMCO pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    AIMCO's Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

    AIMCO's Charter and Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; PROVIDED, HOWEVER, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

    The Company has entered into agreements with certain of its officers, pursuant to which the Company has agreed to indemnify such officers to the fullest extent permitted by applicable law.

    The Second Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), as amended through and in effect on the date hereof (the "Operating Partnership Agreement"), also provides for indemnification of AIMCO, or any director or officer of AIMCO, in its capacity as the previous general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership, as set forth in the Operating Partnership Agreement.

    Section 11.6 of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Plan"), Section 2.8 of the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), Section 2.8 of the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of the 1994 Stock Option Plan of Apartment Investment and Management Company (the "1994 Plan") specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of AIMCO (the "Board"), the Compensation Committee of the Board and each of the directors, officers and employees of AIMCO, any AIMCO subsidiary, the Operating Partnership and any subsidiary of the Operating Partnership shall be held harmless and indemnified by AIMCO for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 1997 Plan, the Non-Qualified Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

      4.6  Specimen certificate for Class A Common Stock (incorporated by reference from
            AIMCO's Registration Statement on Form 8-A filed on July 19, 1994).
      5.1  Opinion of Piper & Marbury L.L.P. regarding the validity of the Securities offered hereby.
     23.1  Consent of Ernst & Young LLP.
     23.2  Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.1).
     23.3  Consent of Arthur Andersen LLP dated December 5, 1997.
     23.4  Consent of Deloitte & Touche LLP dated December 5, 1997.
     23.5  Consent of Anders, Minkler & Diehl LLP dated December 5, 1997.
     23.6  Consent of Dauby O'Connor & Zaleski, LLC dated December 5, 1997.
     23.7  Consent of Edwards Leap & Sauer dated December 5, 1997.
     23.8  Consent of Fishbein & Company, P.C. dated December 5, 1997.
     23.9  Consent of Freeman & Vessillo, C.P.A., P.C. dated December 5, 1997.
    23.10  Consent of Friduss, Lukee, Schiff & Co., PC dated December 5, 1997.
    23.11  Consent of George A. Hieronymous and Company, LLC dated December 5, 1997.
    23.12  Consent of Goldenberg Rosenthal Friedlander, LLP dated December 5, 1997.
    23.13  Consent of Hansen, Hunter & Kibbee, P.C. dated December 5, 1997.
    23.14  Consent of J.H. Cohn LLP dated December 5, 1997.
    23.15  Consent of J.A. Plumer & Co., P.A. dated December 5, 1997.
    23.16  Consent of Marks Shron & Company, LLP dated December 5, 1997.
    23.17  Consent of Prague & Company, P.C. dated December 5, 1997.
    23.18  Consent of Reznick Fedder & Silverman dated December 5, 1997.
    23.19  Consent of Robert Ercolini & Company LLP dated December 5, 1997.
    23.20  Consent of Russell, Thompson, Butler & Houston dated December 5, 1997.
    23.21  Consent of Sciarabba Walker & Co., LLP dated December 5, 1997.
    23.22  Consent of Wallace Sanders & Company dated December 5, 1997.
    23.23  Consent of Warady and Davis dated December 5, 1997.
    23.24  Consent of Ziner & Company, P.C. dated December 5, 1997.
    23.25  Consent of Zinner & Co. dated December 5, 1997.
    23.26  Consent of Deloitte & Touche LLP dated December 5, 1997.
     24    Power of Attorney (included on page II-5).

ITEM 9.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 5th day of December, 1997.

                                          APARTMENT INVESTMENT AND
                                           MANAGEMENT COMPANY

                                          By:         /s/ Terry Considine

                                            ------------------------------------

                                                      Terry Considine,
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Terry Considine and Peter K. Kompaniez his or her true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ TERRY CONSIDINE         Chief Executive Officer
------------------------------   (Principal Executive       December 5, 1997
       Terry Considine           Officer)

                                Senior Vice President,
      /s/ TROY D. BUTTS          Chief Financial Officer
------------------------------   (Principal Financial       December 5, 1997
        Troy D. Butts            Officer)

                                Vice President and Chief
    /s/ PATRICIA K. HEATH        Accounting Officer
------------------------------   (Principal Accounting      December 5, 1997
      Patricia K. Heath          Officer)

    /s/ PETER K. KOMPANIEZ
------------------------------  Vice Chairman, President    December 5, 1997
      Peter K. Kompaniez         and Director

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

------------------------------  Director                    December 5, 1997
      Richard S. Ellwood

     /s/ J. LANDIS MARTIN
------------------------------  Director                    December 5, 1997
       J. Landis Martin

     /s/ THOMAS L. RHODES
------------------------------  Director                    December 5, 1997
       Thomas L. Rhodes

     /s/ JOHN D. SMITH
------------------------------  Director                    December 5, 1997
        John D. Smith
